EXHIBIT 99
                                                                      ----------


Contact:  Clement B. Knapp, Jr.                            FOR IMMEDIATE RELEASE
          President
          (219) 836-5870


July 24, 2002



         AMB FINANCIAL ANNOUNCES QUARTER RESULTS AND PAYMENT OF DIVIDEND

Munster, Indiana- AMB Financial Corp. (NASDAQ: Small Cap Market: AMFC) (the "Company") the parent holding company for American Savings, FSB (the "Bank") announced today that earnings per share for the second quarter ended June 30, 2002 totaled $.30 per diluted share, up 9% from the $.28 per diluted share reported for the quarter ended June 30, 2001. Net income for the current quarter totaled $254,000 compared to $226,000 reported in the year earlier period. Return on average equity and return on average assets were 8.54% and .71%, respectively, in the current quarter compared to 8.12% and .65% in last year's comparable period.

AMB Financial Corp. also announced that it will pay a regular cash dividend of $.06 per share for the quarter ended June 30, 2002. The dividend will be payable on August 23, 2002 to shareholders of record on August 9, 2002.

Net interest income increased by 31% from a year ago, totaling $1.1 million for the quarter ended June 30, 2002 compared to $825,000 for last year's second quarter. Over the past three months, the net interest margin contracted to 3.16% compared to 3.24% for the quarter ended March 31, 2002. In last year's second quarter, the net interest margin was 2.58%. The drop in the net interest margin was primarily driven by a significantly higher level of cash and investments held during the past three months as a result of the initial deployment of proceeds from the recent $5.0 million trust preferred securities issuance pending resolution of current economic uncertainty. The yield on average interest-earning assets declined by 25 basis points to 6.74% compared to 6.99% for the quarter ended March 31, 2002. This decline was due to the continuing downward repricing of the Bank's loan portfolio, as well as the higher level of cash investments held during the past three months. Offsetting this decline as a result of the lower level of interest rates in asset yield was an 18 basis point decline in the cost of interest-bearing liabilities, which was 3.67% for the current quarter compared to 3.85% for the previous quarter. The lower funding costs were principally due to the downward repricing of certificate of deposit accounts.

Non-interest income decreased to $254,000 in the current quarter, compared to $363,000 reported in last year's second quarter. Results for the prior year's quarter include both realized and unrealized gains from trading account securities in the amount of $100,000 as compared to $3,000 reported in the current year's quarter. In addition, the Company also recorded reduced rental income of $15,000, due to the relocation of a major tenant at the Dyer branch office. Modest declines in loan related fees and charges as well as commission income were offset by a slight increase in deposit related fees. The Company also incurred a loss of $22,000 in the current quarter compared to a loss of $35,000 in the prior year's quarter, related to an investment in a low-income housing joint venture. As a result of this investment, the Company recorded an offsetting $35,000 in federal income tax credits during both periods which resulted in the reduction of the Company's effective income tax rate.

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
Non-interest expense totaled $874,000 in the current quarter, compared to $862,000 reported for the quarter ended June 30, 2001. The increase resulted primarily from increased staffing costs during the quarter of $38,000 due to normal compensation increases and higher data processing costs of $12,000 due to increased transaction activity. These increases were offset by a decline of $16,000 in occupancy and equipment costs, primarily reduced depreciation charges, as well as minor decreases totaling $25,000 in several operating expense categories.

Income tax expense increased to $83,000 in the current quarter from $74,000 in the year ago quarter primarily as a result of increased earnings. The Company's effective tax rate was lowered during both periods due to the recognition of approximately $35,000 in low-income housing tax credits as discussed above.

Non-performing assets decreased slightly during the past three months to $1.7 million, or 1.18% of total assets, compared to $2.0 million, or 1.38% of total assets at March 31, 2002. At December 31, 2001, non-performing assets totaled $1.4 million, or 1.02% of total assets. During the current quarter, the Bank charged off $370,000 of medical lease loans purchased in a prior year. All of the Company's remaining medical equipment lease loans were current in accordance with their terms as of June 30, 2002. There is no assurance however, that future losses on these loans may not occur. The additional increase in non-performing loans in the current quarter relate to three loans to the same commercial borrower totaling $667,000. These loans were brought current during July 2002.

The Company recorded a provision for loan losses of $122,000 during the quarter as compared to $26,000 during the prior year's quarter. The increased provision included $70,000 as a direct result of the above mentioned loans. The Bank's general allowance for loan losses was $606,000 at June 30, 2002, which equaled 36.5% of net non-performing loans and .54% of net loans receivable.

For the six months ended June 30, 2002, net income totaled $490,000 compared to $418,000 for the comparable period last year. Earnings per diluted share increased to $.59 in the current period compared to $.50 per diluted share last year.

Net interest income totaled $2.1 million for the first six months of 2002, compared to $1.6 million reported for the first six months of 2001. The net interest margin increased to 3.20% in the current six month period compared to 2.52% a year ago, while average interest earning assets increased as well to $133.5 million from $128.1 million last year.

Non-interest income declined by $157,000, primarily due to reduced gains on trading account activity of $111,000. Non-interest expense increased by $38,000, due primarily to increased compensation costs. Loan loss provisions totaled $275,000 in the current period as compared to $61,000 in the year ago period. The increased provision includes $180,000 as a result of the above mentioned medical lease loans.

Total assets of the Company decreased by $700,000 to $147.3 million at June 30, 2002 from $148.0 million reported at March 31, 2002. Although loan activity remained strong during the quarter, with loan originations and purchases totaling $9.7 million, loan prepayment activity caused the balance of loans receivable to decline to $111.2 million at June 30, 2002 compared to $113.8 million at March 31, 2002. The decline in loans receivable balances was offset by an aggregate increase of $1.3 million in cash and interest-bearing deposits, and an increase of $300,000 in mortgage-backed securities. Deposit balances decreased by $200,000 in the quarter, totaling $103.8 million at June 30, 2002. Total borrowings were paid down by $1.2 million during the quarter and totaled $23.3 million at June 30, 2002.

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
As of June 30, 2002, stockholders' equity in AMB Financial Corp. totaled $12.1 million. During the most recent three month period, the Company had repurchased 4,400 shares of stock at an average price of $11.30. The number of common shares outstanding at June 30, 2002 was 856,663 and the book value per common share outstanding was $14.13. This book value represents a $.52 increase from the $13.61 book value reported at December 31, 2001. The Bank's tangible, core and risk-based capital percentages of 7.25%, 7.25% and 13.22%, respectively, at June 30, 2002 exceeded all regulatory requirements by a significant margin.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that an adverse movement in interest rates could have on net interest income, (ii) changes in customer preference for our products and services, (iii) changes in national and local economic and market conditions, (iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits or a higher cost for borrowings, (vi) changes in accounting principles, policies or guidelines, (vii) legislation or regulations adversely affecting the Bank or the Company, (viii) an adverse change in local real estate prices, and (ix) valuations of assets whose market value is subject to fluctuation.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented financial institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond and Munster, Indiana.

(Two pages of financial data are included with this release.)







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
                               AMB FINANCIAL CORP.
                        SELECTED FINANCIAL CONDITION DATA
                                 (IN THOUSANDS)

                                                           June 30            Dec. 31
                                                             2002               2001
                                                         (Unaudited)
                                                          ----------         ----------
Total assets                                                 147,277            141,648
Loans receivable, net                                        111,213            114,513
Mortgage-backed securities                                     2,920              3,023
Investment securities and interest bearing deposits           19,005             12,101
Deposits                                                     103,785            102,210
Borrowed money                                                23,293             25,042
Guaranteed preferred beneficial interest in AMB
Financial's junior subordinated debentures                     5,000                 --
Stockholders' equity                                          12,105             11,717

                            SELECTED OPERATIONS DATA
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                           Three Months Ended         Six Months Ended
                                                                 June 30                   June 30
                                                          ---------------------     ---------------------
                                                            2002         2001         2002         2001
                                                          --------     --------     --------     --------
Total interest income                                     $  2,303        2,474        4,580        4,934
Total interest expense                                       1,224        1,649        2,445        3,319
                                                          --------     --------     --------     --------
  Net interest income                                        1,079          825        2,135        1,615
Provision for loan losses                                      122           26          275           61
                                                          --------     --------     --------     --------
  Net interest income after provision for loan losses          957          799        1,860        1,554
                                                          --------     --------     --------     --------
Non-interest income:
  Gain on trading securities                                     3          100           37          148
  Rental Income                                                 55           70          129          141
  Commission Income                                             11           13           18           51
  Deposit related fees                                         118          114          230          212
  Other operating income                                        67           66          100          119
                                                          --------     --------     --------     --------
     Total non-interest income:                                254          363          514          671
                                                          --------     --------     --------     --------
Non-interest expense:
  Staffing cost                                                433          395          844          787
  Occupancy and equipment costs                                104          120          218          234
  Data processing                                              118          106          232          221
  Other                                                        219          241          427          441
                                                          --------     --------     --------     --------
     Total non-interest expense                                874          862        1,721        1,683
                                                          --------     --------     --------     --------
  Net income before income taxes                               337          300          653          542
                                                          --------     --------     --------     --------
Provision for federal & state income taxes                      83           74          163          124
                                                          --------     --------     --------     --------
  Net income                                              $    254          226          490          418
                                                          ========     ========     ========     ========
Earnings per share
  Basic                                                   $   0.31     $   0.28     $   0.61     $   0.51
  Diluted                                                 $   0.30     $   0.28     $   0.59     $   0.50

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
                               AMB FINANCIAL CORP.
                    SELECTED FINANCIAL RATIOS AND OTHER DATA
                                   (UNAUDITED)

                                                           Three Months Ended             Six Months Ended
                                                                 June 30                       June 30
                                                         -----------------------       -----------------------
                                                           2002           2001           2002           2001
                                                         --------       --------       --------       --------
PERFORMANCE RATIOS:
-------------------
Return on average assets                                     0.71%          0.65%          0.69%          0.60%
Return on average equity                                     8.54           8.12           8.22           7.54
Interest rate spread information:
   Average during period                                     3.07           2.45           3.10           2.39
   End of period                                             2.97           2.30           2.97           2.30
Net interest margin                                          3.16           2.58           3.20           2.52
Efficiency ratio                                            65.27          73.66          64.79          74.17
Ratio of operating expense to average total assets           2.44           2.48           2.42           2.41
Ratio of average interest earning assets to average
interest-bearing liabilities:                               1.02x          1.03x          1.02x          1.02x
Weighted average common shares outstanding:
   Basic                                                  809,354        805,086        806,538        815,782
   Diluted                                                846,571        820,924        836,627        832,278



                                                            At             At
                                                         June 30        Dec. 31
                                                           2002           2001
                                                         --------       --------
                                                        (Unaudited)

QUALITY RATIOS:
---------------
Non-performing assets to total assets at end of period       1.18%          0.97%
Allowance for loan losses to non-performing loans           36.46          58.74
Allowance for loan losses to loans receivable, net           0.54           0.61


CAPITAL RATIOS:
---------------
Equity to total assets at end of period                      8.22           8.27
Average equity to average assets                             8.39           8.07


OTHER DATA:
-----------
Number of full service offices                                  3              3


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